                                                               EXHIBIT (h)(7)(e)

                   Amendment No. 5 to Participation Agreement
                               As of March 1, 2009
                                  by and among
              Franklin Templeton Variable Insurance Products Trust
                      Franklin/Templeton Distributors, Inc.
                           AIG Life Insurance Company
                  American General Equity Services Corporation

     Franklin Templeton Variable Insurance Products Trust (the "Trust"), Franklin/Templeton Distributors, Inc. (the "Underwriter," and together with the Trust, "we" or "us") and AIG Life Insurance Company ("you"), American General Equity Services Corporation, your distributor, on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated May 1, 2000 and subsequently amended May 1, 2001, May 3, 2004, March 31, 2006 and June 5, 2007 respectively (the "Agreement"). The parties now desire to amend the Agreement by this amendment (the "Amendment").

     Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

                                    AMENDMENT

     For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. The term "National Association of Securities Dealers, Inc. (the "NASD")" is hereby replaced with "Financial Industry Regulatory Authority ("FINRA")" throughout the Agreement in sections 2.1.6, 2.3.1, 10.7, 10.8 and Schedule F, respectively.

2.   Section 4.5 is amended and restated in its entirety as follows:

     "4.5 We shall provide you, at our expense, with copies of any Trust-sponsored proxy materials in such quantity as you shall reasonably require for distribution to Contract owners who are invested in a designated subaccount. We shall reimburse you for usual, customary and reasonable costs you incur in connection with delivery of the proxy (or similar materials such as voting solicitation instructions) including bulk rate postage costs of mailing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners as well as processing, tabulation and project management costs, provided that you give us copies of appropriate invoices you have received for such costs."

3.   Section 10.12 is amended and restated in its entirety as follows:

     "10.12 No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

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     Notwithstanding the foregoing: (i) the Site Terms may be separately amended as provided therein and, as so amended and in effect from time to time, shall be a part of this Agreement; and (ii) Schedule C may be separately amended as provided therein and, as so amended shall be a part of this Agreement."

4. Schedules B, C, D and F of the Agreement are deleted and replaced in their entirety with the Schedules B, C, D and F attached hereto, respectively.

5. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of March 1, 2009.

The Trust:                                   FRANKLIN TEMPLETON VARIABLE
   Only on behalf of                         INSURANCE PRODUCTS TRUST
   each Portfolio listed
   on Schedule C of
   the Agreement.                            By:
                                                 -------------------------------
                                             Name: Karen L. Skidmore
                                             Title: Vice President


The Underwriter:                             FRANKLIN/TEMPLETON DISTRIBUTORS,
                                             INC.

                                             By:
                                                 -------------------------------
                                             Name:  Thomas Regner
                                             Title:  Senior Vice President


The Company:                                 AIG LIFE INSURANCE COMPANY


                                             By:
                                                 -------------------------------
                                             Name:
                                             Title:

                                             Attest:
                                                    ----------------------------
                                             Name:
                                             Title:

                                             [Corporate Seal]

The Distributor:                             AMERICAN GENERAL EQUITY SERVICES
                                             CORPORATION


                                             By:
                                                 -------------------------------
                                             Name:
                                             Title:

                                             Attest:
                                                    ----------------------------
                                             Name:
                                             Title:

                                            [Corporate Seal]

                                   Schedule B

                             Accounts of the Company

                                SEC Registration
Name of Account                      Yes/No
-----------------------------   ----------------
Separate Account II                    Yes
Separate Account IV, 7, 9, 10          No
Separate Account 101                   No
Separate Account 102                   No

                                   Schedule C

             Available Portfolios and Classes of Shares of the Trust

 1.   Templeton Developing Markets Securities Fund - Class 1
 2.   Templeton Developing Markets Securities Fund - Class 2
 3.   Templeton Foreign Securities Fund - Class 1
 4.   Templeton Foreign Securities Fund - Class 2
 5.   Templeton Global Asset Allocation Fund - Class 1
 6.   Templeton Global Asset Allocation Fund - Class 2
 7.   Templeton Growth Securities Fund - Class 2
 8.   Franklin Large Cap Growth Securities Fund - Class 1
 9.   Franklin Small-Mid Cap Growth Securities Fund - Class 1
10.   Franklin Strategic Income Securities Fund - Class 1
11.   Franklin U.S. Government Fund - Class 1
12.   Mutual Shares Securities Fund - Class 1
13.   Templeton Growth Securities Fund - Class 1
14.   Franklin Global Real Estate Securities Fund Class 1
15.   Templeton Global Income Securities Class 1

In addition to portfolios and classes of shares listed above, any additional Portfolios and classes of shares other than Class 3 shares are included in this Schedule C listing provided that:

     (1) the General Counsel of Franklin Templeton Investments receives from a person authorized by you a written notice in the form attached (which may be electronic mail or sent by electronic mail) ("Notice") identifying this Agreement as provided in the Notice and specifying:
          (i) the names and classes of shares of additional Portfolios that you propose to offer as investment options of the Separate Accounts under the Contracts; and (ii) the date that you propose to begin offering Separate Account interests investing in the additional Portfolios under the Contracts; and

     (2) we do not within ten (10) Business Days following receipt of the Notice send you a writing (which may be electronic mail) objecting to your offering such Separate Accounts investing in the additional Portfolios and classes of shares under the Contracts.

Provided that we do not object as provided above, your Notice shall amend, supplement and become a part of this Schedule C and the Agreement.

        FORM OF NOTICE PURSUANT TO SCHEDULE C OF PARTICIPATION AGREEMENT

To:   General Counsel c/o
      Linda Lai (Llai@frk.com;) or Kevin Kirchoff (kkircho@frk.com)
      Fax: 650 525-7059
      Franklin Templeton Investments
      1 Franklin Parkway,
      Bldg. 920, 2nd Floor
      San Mateo, CA  94402

With respect to the following agreement(s) (collectively, the "Agreement") (please reproduce and complete table for multiple agreements):

Date of Participation Agreement:

Insurance Company(ies):

Insurance Company Distributor(s):

As provided by Schedule C of the Agreement, this Notice proposes to Franklin Templeton Variable Insurance Products Trust, and Franklin/Templeton Distributors, Inc. the addition as of the offering date(s) listed below of the following Portfolios as additional investment options listed on Schedule C:

Names and Classes of Shares of Additional Portfolios        Offering Date(s)
----------------------------------------------------   -------------------------
Listing of current classes for your reference:
   Class 1 (no 12b-1 fee);
   Class 2 (12b-1 fee of 25 bps); or
   Class 4 (12b-1 fee of 35 bps).

Name and title of authorized person of insurance company:
Contact Information:

                                   Schedule D

                            Contracts of the Company

All variable life and variable annuity contracts issued by separate accounts listed on Schedule B of this Agreement.

                                   Schedule F

                          Rule 12b-1 Plans of the Trust

Compensation

     Each Class 2 or Class 4 Portfolio named or referenced on Schedule C of this Agreement may make payments at a rate stated in its prospectus pursuant to the terms and conditions of its Rule 12b-1 distribution plan.

Agreement Provisions

     If the Company, on behalf of any Account, purchases Trust Portfolio shares ("Eligible Shares") that are subject to a Rule 12b-1 plan adopted under the 1940 Act (the "Plan"), the Company, on behalf of its Distributor, may participate in the Plan.

     To the extent the Company or its affiliates, agents or designees (collectively "you") provide any activity or service that is primarily intended to assist in the promotion, distribution or account servicing of Eligible Shares ("Rule 12b-1 Services") or variable contracts offering Eligible Shares, the Underwriter, the Trust or their affiliates (collectively, "we") may pay you a Rule 12b-1 fee. "Rule 12b-1 Services" may include, but are not limited to, printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of dealers and their representatives, and similar distribution-related expenses, furnishing personal services to owners of Contracts which may invest in Eligible Shares ("Contract Owners"), education of Contract Owners, answering routine inquiries regarding a Portfolio, coordinating responses to Contract Owner inquiries regarding the Portfolios, maintaining such accounts or providing such other enhanced services as a Trust Portfolio or Contract may require, or providing other services eligible for service fees as defined under FINRA rules.

     Your acceptance of such compensation is your acknowledgment that eligible services have been rendered. All Rule 12b-1 fees, shall be based on the value of Eligible Shares owned by the Company on behalf of its Accounts, and shall be calculated on the basis and at the rates set forth in the compensation provision stated above. The aggregate annual fees paid pursuant to each Plan shall not exceed the amounts stated as the "annual maximums" in the Portfolio's prospectus, unless an increase is approved by shareholders as provided in the Plan. These maximums shall be a specified percent of the value of a Portfolio's net assets attributable to Eligible Shares owned by the Company on behalf of its Accounts (determined in the same manner as the Portfolio uses to compute its net assets as set forth in its effective Prospectus). The Rule 12b-1 fee will be paid to you within thirty (30) days after the end of the three-month periods ending in January, April, July and October.

     You shall furnish us with such information as shall reasonably be requested by the Trust's Boards of Trustees ("Trustees") with respect to the Rule 12b-1 fees paid to you pursuant to the Plans. We shall furnish to the Trustees, for their review on a quarterly basis, a written report of the amounts expended under the Plans and the purposes for which such expenditures were made.

     The Plans and provisions of any agreement relating to such Plans must be approved annually by a vote of the Trustees, including the Trustees who are not interested persons of the Trust and who have no financial interest in the Plans or any related agreement ("Disinterested Trustees"). Each Plan may be terminated at any time by the vote of a majority of the Disinterested Trustees, or by a vote of a majority of the outstanding shares as provided in the Plan, on sixty
(60) days' written notice, without payment of any penalty, or as provided in the Plan. Continuation of the Plans is also conditioned on Disinterested Trustees being ultimately responsible for selecting and nominating any new Disinterested Trustees. Under Rule 12b-1, the Trustees have a duty to request and evaluate, and persons who are party to any agreement related to a Plan have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan or any agreement should be implemented or continued. Under Rule 12b-1, the Trust is permitted to implement or continue Plans or the provisions of any agreement relating to such Plans from year-to-year only if, based on certain legal considerations, the Trustees are able to conclude that the Plans will benefit each affected Trust Portfolio and class. Absent such yearly determination, the Plans must be terminated as set forth above. In the event of the termination of the Plans for any reason, the provisions of this Schedule F relating to the Plans will also terminate. You agree that your selling agreements with persons or entities through whom you intend to distribute Contracts will provide that compensation paid to such persons or entities may be reduced if a Portfolio's Plan is no longer effective or is no longer applicable to such Portfolio or class of shares available under the Contracts.

     Any obligation assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Trust and no person shall seek satisfaction thereof from shareholders of the Trust. You agree to waive payment of any amounts payable to you by Underwriter under a Plan until such time as the Underwriter has received such fee from the Trust.

     The provisions of the Plans shall control over the provisions of the Participation Agreement, including this Schedule F, in the event of any inconsistency. You agree to provide complete disclosure as required by all applicable statutes, rules and regulations of all rule 12b-1 fees received from us in the prospectus of the Contracts.